Exhibit 99.1

News Release
First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143
(630) 875-7450

FOR IMMEDIATE RELEASE		CONTACT:	Greg Gorbatenko
Investor Relations
(630) 875-7533
TRADED:	NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES

2008 THIRD QUARTER RESULTS

Solid Operating Performance – Continued Aggressive

Credit Remediation – Increased Capital and Loan Loss Reserves

•	Diluted earnings per share of $0.50; return on average assets of 1.16%; return on average equity of 13.09%.

•	Annualized total loan growth of 3% from June 30, 2008, 10% annualized in targeted categories.

•	Loan loss reserve increased to 1.34% of loans, covering nonperforming loans by 126%; provisioning exceeding net charge-offs by 40%.

•	Tier 1 capital level increased to 9.42%, up 13 basis points.

ITASCA, IL, OCTOBER 22, 2008 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for third quarter 2008. Fully diluted earnings per share were $0.50 compared with $0.56 for second quarter 2008. Excluding offsetting noncore transactions, the comparison was $0.47 for third quarter 2008 versus $0.51 for second quarter 2008. The noncore items consisted of the write-off of approximately $1.7 million in book value of the sole remaining asset-backed collateralized debt obligation, offset by the recognition of tax benefits of approximately $2.5 million. Return on average assets was 1.16% for third quarter 2008 versus 1.33% for second quarter 2008 while the return on average equity was 13.09% versus 14.57% for the same periods.

In announcing these results, President and CEO, Michael L. Scudder said, “Performance for the quarter, while solid, reflected the impact of a fading economic environment, significantly weakened housing sector, and erratic financial markets. With such conditions expected to continue and while the impact of the government stimulus unfolds, we remain focused on meeting the needs of our clients, aggressively addressing our asset quality issues, and judiciously managing our strong capital. While these times present a number of challenges, they also represent an opportunity to leverage our financial strength and the focus and commitment of our employees to both serve our communities and enhance the value of our franchise.”

Operating Performance

Operating income before taxes totaled $25.0 million for third quarter 2008, as compared to $27.0 million for second quarter 2008, with the decline in earnings primarily due to higher provision for loan losses. Provisions for third quarter 2008 were $13.0 million as contrasted to $5.8 million in second quarter 2008. Securities losses for third quarter and second quarter 2008 were $1.7 million and $4.6 million, respectively. Excluding provision expense and realized securities losses, third quarter 2008 income before taxes was up 6% from second quarter 2008.

Total loans as of September 30, 2008 were $5.2 billion, up 3% annualized as compared to June 30, 2008 as the seasonal reduction in the agricultural portfolio offset targeted growth in commercial and industrial and commercial real estate lending. The Company feels it is well positioned to both pursue and take advantage of prudent, targeted lending opportunities. Total average deposits for third quarter 2008 were $5.8 billion, unchanged from the prior quarter.

Tax equivalent net interest margin was 3.63% for third quarter 2008 as compared to 3.58% for second quarter 2008, reflecting the Company’s strong core deposit base and its ability to effectively manage its cost of funds.

Fee-based revenues improved to $24.8 million, up 3% on a linked quarter basis, due to higher service charge revenue. Trust revenue for third quarter 2008 was $3.8 million, down from $3.9 million in second quarter 2008. Despite a deteriorating equity environment, trust sales remained solid in a difficult financial market, boding well for stronger performance as markets recover.

Operating efficiency remains a financial hallmark with the efficiency ratio for third quarter 2008 at 50.3%, improved from 51.7% for second quarter 2008.

Credit Remediation

As expected, credit quality trends for the quarter were negatively impacted by continued housing market stress, particularly in the residential land and development segments of the loan portfolio. This segment, representing approximately 10% of the overall loan portfolio, was underwritten to loan-to-value guidelines for unimproved and developed land of 65% and 75%, respectively, thus providing protection as values decline. The Company is aggressively engaged with its builder/developer clients to determine the best solutions to maximize value for the entire segment. In future quarters, the migration of troubled loans from performing to nonperforming and, in some cases, to other real estate owned and finally to cash repayment will vary dependent upon the adopted solution. The Company has both realigned and increased its credit remediation staffing in response to deteriorating credit trends both in this segment and overall.

Nonperforming loans at September 30, 2008 were $55.6 million, representing 1.06% of total loans. Compared to second quarter 2008, nonperforming loan levels increased $30.1 million. This increase is primarily related to three residential development loans totaling $20 million and a single commercial credit of $5.5 million operating in the transportation industry.

During third quarter 2008, other real estate owned increased to $23.7 million as the Company enforced its rights to collateral underlying troubled loans with residential land and development properties comprising 75% of such real estate. All properties are recorded at estimated net realizable values and are being aggressively marketed.

Loans past due 90 days and still accruing totaled $37.3 million as of September 30, 2008, approximately the level as of June 30, 2008. Residential and development loans represent approximately 50% of this total and primarily consist of a loan made to a single borrower which is adequately collateralized and in the process of collection.

During third quarter 2008, net charge-offs totaled $9.3 million as compared to $4.5 million in second quarter 2008, with residential land and development loans accounting for substantially all of the linked quarter increase.

The Company increased its reserve for loan losses to $69.8 million as of September 30, 2008, up $3.7 million from June 30, 2008, representing 1.34% of total loans and covering nonperforming loans by 126%. Provision for losses for third quarter 2008 totaled $13.0 million and exceeded net charge-offs by 40%.

Additional disclosures about credit quality appear in the financial statement section of this release.

Capital Management

All regulatory mandated ratios for characterization as “well capitalized” were achieved as of September 30, 2008 and December 31, 2007 as presented below:

	Minimum “Well- Capitalized” Level	9/30/08	Excess Over Required Minimums at 9/30/08		12/31/07
				(Amounts in millions)
Tier 1 Risk Based Capital	6.00%	9.42%	57%	$221	9.15%
Total Risk Based Capital	10.00%	12.04%	20%	$132	11.73%
Tier 1 Leverage Capital	5.00%	7.59%	52%	$208	7.46%

The Company is focused on the prudent management of capital to permit continuing investment in our business and the support of future opportunities while navigating the difficult current environment. During November, the Company will undertake a comprehensive review of existent capital plans (dividends, share repurchases, required reserves, and appropriate capital levels) in the context of the current and projected environment. As a part of this review, the Company will assess opportunities presented by the recently announced governmental equity investment and related programs.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 98 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, October 22nd, at 10:00 a.m. (ET). Members of the public who would like to listen to the conference call should dial 1-800-659-2037 (U.S. domestic) or 1-617-614-2713 (international) and enter passcode number 225-78-148. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s web site, www.firstmidwest.com/aboutinvestor_overview.asp. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 950-59-150, beginning approximately one hour after the event through 11:59 pm (ET) on October 29, 2008. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, Stock Performance Data, and Capital Ratios (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Loan Portfolio Composition (1 page)

•	Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2008

Operating Highlights

Unaudited	Quarters Ended
(Dollar amounts in thousands except per share data)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Net income	$24,191	$26,997	$27,237
Diluted earnings per share	$0.50	$0.56	$0.55
Return on average equity	13.09%	14.57%	14.57%
Return on average assets	1.16%	1.33%	1.35%
Net interest margin	3.63%	3.58%	3.63%
Efficiency ratio	50.30%	51.67%	51.87%

Balance Sheet Highlights

Unaudited	As Of
(Dollar amounts in thousands except per share data)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Total assets	$8,246,655	$8,311,025	$7,884,345
Total loans	5,223,582	5,182,355	4,931,472
Total deposits	5,658,284	5,785,163	5,834,175
Stockholders’ equity	718,909	724,034	727,928
Book value per share	$14.81	$14.90	$14.94
Period end shares outstanding	48,590	48,584	48,735

Stock Performance Data

Unaudited	Quarters Ended
(Dollar amounts in thousands except per share data)	Sept. 30, 2008		June 30, 2008		Sept. 30, 2007
Market Price:
Quarter End	$24.24		$18.65		$34.16
High	$40.09		$29.36		$36.62
Low	$13.56		$18.65		$31.87
Quarter end price to book value	1.6	x	1.3	x	2.3	x
Quarter end price to consensus estimated 2008 earnings	11.9	x	N/A		N/A
Dividends declared per share	$0.310		$0.310		$0.295
Common dividends paid	$15,088		$15,084		$14,400

Capital Ratios

Unaudited	As Of
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Regulatory capital ratios:
Total capital to risk-weighted assets	12.04%	11.87%	12.17%
Tier 1 capital to risk-weighted assets	9.42%	9.29%	9.59%
Tier 1 leverage to average assets	7.59%	7.56%	7.75%
Tangible equity ratios:
Tangible equity to tangible assets	5.45%	5.45%	5.77%
Tangible equity, excluding other comprehensive loss, to tangible assets	6.09%	5.90%	6.25%
Tangible equity to risk-weighted assets	6.70%	6.79%	7.01%

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2008

Condensed Consolidated Statements of Condition

Unaudited	September 30,
(Amounts in thousands)	2008	2007
Assets
Cash and due from banks	$126,073	$182,495
Funds sold and other short-term investments	564	4,842
Trading account securities	15,252	17,431
Securities available-for-sale	2,024,881	1,869,590
Securities held to maturity, at amortized cost	85,982	92,913
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	54,767	54,767
Loans	5,223,582	4,931,472
Reserve for loan losses	(69,811)	(61,412)

Net loans	5,153,771	4,870,060

Premises, furniture, and equipment	120,592	126,322
Investment in corporate owned life insurance	207,390	201,418
Goodwill and other intangible assets	285,643	289,341
Accrued interest receivable and other assets	171,740	175,166

Total assets	$8,246,655	$7,884,345

Liabilities and Stockholders’ Equity
Deposits	$5,658,284	$5,834,175
Borrowed funds	1,554,703	998,502
Subordinated debt	232,442	227,948
Accrued interest payable and other liabilities	82,317	95,792

Total liabilities	7,527,746	7,156,417

Common stock	613	613
Additional paid-in capital	207,503	206,951
Retained earnings	875,947	865,435
Accumulated other comprehensive (loss)	(51,807)	(36,385)
Treasury stock, at cost	(313,347)	(308,686)

Total stockholders’ equity	718,909	727,928

Total liabilities and stockholders’ equity	$8,246,655	$7,884,345

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2008

Condensed Consolidated Statements of Income

Unaudited	Quarters Ended
(Amounts in thousands except per share data)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Interest Income
Loans	$74,929	$74,819	$93,020
Securities	26,520	26,391	26,885
Other	37	103	185

Total interest income	101,486	101,313	120,090

Interest Expense
Deposits	25,574	28,036	41,949
Borrowed funds	9,451	9,249	13,680
Subordinated debt	3,703	3,702	3,764

Total interest expense	38,728	40,987	59,393

Net interest income	62,758	60,326	60,697
Provision for loan losses	13,029	5,780	470

Net interest income after provision for loan losses	49,729	54,546	60,227

Noninterest Income
Service charges on deposit accounts	11,974	11,385	11,959
Trust and investment management fees	3,818	3,945	3,934
Other service charges, commissions, and fees	4,834	4,456	5,601
Card-based fees	4,141	4,236	4,054

Subtotal, fee-based revenues	24,767	24,022	25,548

Corporate owned life insurance income	1,882	2,145	2,023
Security (losses) gains, net	(1,746)	(4,618)	(5,165)
Other	(1,209)	874	989

Total noninterest income	23,694	22,423	23,395

Noninterest Expense
Salaries and employee benefits	26,996	26,368	27,354
Net occupancy expense	5,732	5,528	5,686
Equipment expense	2,484	2,451	2,580
Technology and related costs	1,990	1,820	1,767
Other	11,234	13,778	12,594

Total noninterest expense	48,436	49,945	49,981

Income before taxes	24,987	27,024	33,641
Income tax expense	796	27	6,404

Net Income	$24,191	$26,997	$27,237

Diluted Earnings Per Share	$0.50	$0.56	$0.55

Dividends Declared Per Share	$0.310	$0.310	$0.295

Weighted Average Diluted Shares Outstanding	48,556	48,576	49,447

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2008

Unaudited	As Of				9/30/08 % Change From
(Dollar amounts in thousands)	9/30/08	% of total	6/30/08	3/31/08	6/30/08	3/31/08
Loan Portfolio Composition
Commercial, industrial, and agricultural	$1,644,758	31.5%	$1,656,161	$1,597,279	(2.8)%	5.9%
Commercial real estate:
Office, retail, and industrial	1,092,268	20.9%	1,048,547	1,020,403	16.7%	14.1%
Residential land and development	509,974	9.8%	510,818	515,052	(0.7)%	(2.0)%
Multifamily	204,029	3.9%	195,815	188,474	16.8%	16.5%
Other commercial real estate	1,021,662	19.5%	1,014,759	952,622	2.7%	14.5%

Total commercial real estate (1)	2,827,933	54.1%	2,769,939	2,676,551	8.4%	11.3%

Consumer:
Home equity	468,703	9.0%	460,581	459,068	7.1%	4.2%
Real estate 1-4 family	205,851	3.9%	213,295	224,895	(14.0)%	(16.9)%
Other consumer	76,337	1.5%	82,379	87,972	(29.3)%	(26.5)%

Total consumer	750,891	14.4%	756,255	771,935	(2.8)%	(5.5)%

Total loans (2)	$5,223,582	100.0%	$5,182,355	$5,045,765	3.2%	7.0%

Commercial Real Estate Detail Office, Retail, and Industrial
Loans by product type:
Office	$352,200	32.3%	$337,424	$326,107	17.5%	16.0%
Retail	300,570	27.5%	281,942	279,146	26.4%	15.0%
Industrial	439,498	40.2%	429,181	414,684	9.6%	12.0%

Total office, retail, and industrial	$1,092,268	100.0%	$1,048,547	$1,020,403	16.7%	14.1%

Residential Land and Development
Loans by product type:
Structures	$190,741	37.4%	$217,161	$209,146	(48.7)%	(17.6)%
Land	319,233	62.6%	293,657	305,906	34.8%	8.7%

Total residential land and development	$509,974	100.0%	$510,818	$515,052	(0.7)%	(2.0)%

Other Commercial Real Estate
Loans by product type:
Commercial land	$263,030	25.7%	$285,411	$260,502	(31.4)%	1.9%
1-5 family investors	178,540	17.5%	168,259	169,768	24.4%	10.3%
Service stations and truck stops	134,677	13.2%	120,670	117,592	46.4%	29.1%
Warehouses and storage	80,889	7.9%	79,580	71,921	6.6%	24.9%
Hotels	67,217	6.6%	67,574	59,199	(2.1)%	27.1%
Restaurants	44,872	4.4%	47,313	48,147	(20.6)%	(13.6)%
Medical	42,253	4.1%	43,347	42,912	(10.1)%	(3.1)%
Automobile dealers	38,866	3.8%	37,562	30,934	13.9%	51.3%
Mobile home parks	29,670	2.9%	25,217	23,481	70.6%	52.7%
Recreational	14,760	1.5%	15,106	16,348	(9.2)%	(19.4)%
Religious	10,317	1.0%	11,362	11,291	(36.8)%	(17.3)%
Other	116,571	11.4%	113,358	100,527	11.3%	31.9%

Total other commercial real estate	$1,021,622	100.0%	$1,014,759	$952,622	2.7%	14.5%

(1)	24% of total commercial real estate loans are owner occupied as of September 30, 2008.
(2)	Substantially all loans that are over $1 million are to customers within our market as of September 30, 2008.

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2008

Unaudited	As Of
(Dollar amounts in thousands)	9/30/08	% of Category	% of Total	6/30/08	3/31/08
Asset Quality
Nonaccrual loans:
Commercial, industrial, and agricultural	$13,961	0.85%	12.0%	$5,222	$6,770
Office, retail, and industrial	1,195	0.11%	1.0%	1,125	730
Residential land and development	28,335	5.56%	24.3%	11,664	4,081
Multifamily	2,827	1.39%	2.4%	3,016	1,361
Other commercial real estate	1,845	0.18%	1.6%	885	255
Consumer	5,154	0.69%	4.4%	3,324	3,876

Total nonaccrual loans	53,317		45.7%	25,236	17,073
Restructured loans	2,258		2.0%	259	140

Total nonperforming loans	55,575		47.7%	25,495	17,213
Other real estate owned	23,697		20.3%	7,042	8,607

Total nonperforming assets	$79,272		68.0%	$32,537	$25,820

90 days past due loans (still accruing interest):
Commercial, industrial, and agricultural	$5,757	0.35%	5.0%	$4,530	$3,926
Office, retail, and industrial	4,838	0.44%	4.1%	2,855	2,182
Residential land and development	17,615	3.45%	15.1%	16,696	17,438
Multifamily	1,216	0.60%	1.1%	2,071	2,332
Other commercial real estate	2,469	0.24%	2.1%	3,410	2,451
Consumer	5,421	0.72%	4.6%	7,948	5,150

Total 90 days past due loans	37,316		32.0%	37,510	33,479

Total nonperforming assets plus 90 days past due loans	$116,588		100.0%	$70,047	$59,299

30-89 days past due loans	$104,769			$185,186	$116,431

Asset Quality Ratios
Nonperforming loans to loans	1.06%			0.49%	0.34%
Nonperforming assets to loans plus foreclosed real estate	1.51%			0.63%	0.51%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate	2.22%			1.35%	1.17%
Reserve for loan losses	$69,811			$66,104	$64,780
Reserve for loan losses to loans	1.34%			1.28%	1.28%
Reserve for loan losses to nonperforming loans	126%			259%	376%

	Quarters Ended
(Dollar amounts in thousands)	9/30/08	% of Category	% of Total	6/30/08	3/31/08
Charge-off Data
Net loans charged-off:
Commercial, industrial, and agricultural	$1,895	0.12%	20.3%	$2,380	$3,188
Office, retail, and industrial	2	0.00%	0.00%	31	—
Residential land and development	5,856	1.15%	62.8%	138	559
Multifamily	(40)	(0.02)%	(0.04)%	830	842
Other commercial real estate	62	0.01%	0.7%	116	673
Consumer	1,547	0.21%	16.6%	961	818

Total net loans charged-off	$9,322		100.0%	$4,456	$6,080

Quarter-to-date net loan charge-offs to average loans (annualized)	0.71%			0.35%	0.49%
Year-to-date net loan charge-offs to average loans (annualized)	0.52%			0.42%	0.49%